Exhibit 10.13

AGREEMENT APPOINTING AGENT FOR SALE OF ASSETS

AGREEMENT made April 15, 2009 between Atlas Mining Company (the “Owner”) and AAMCOR LLC (the “Broker”).

1. Sale of Specified Assets. The Owner hereby sells, and Broker hereby purchases, the Assets listed as Items 1, 4, 23, 29 and 55 (Kubota Excavator w/ extra bucket, Atlas Copco U6 Drill with Jaw Kit and Pump, 3 ½ yd Wagner Loader, Helios Jumbo Drill and KDS) as listed in Exhibit A attached hereto (the “Sold Assets”) for $300,000, $200,000 of which will be paid by Broker to Owner in cash on the date hereof and $100,000 of which will be paid by Broker to Owner in cash within 14 days of the date hereof. The Broker agrees to immediately attempt to resell all of the Sold Assets and any proceeds above the individual purchase price (the Auction Price for such items on Exhibit A) will be split evenly until all items are resold.  Broker will deliver to Owner, within 3 days of such resale, one half of such excess.

2. Employment. The Owner hereby engages the Broker to sell the other assets listed on Exhibit A attached hereto (the “Broker Assets”) on the terms set forth herein.
Collectively, the Sold Assets and the Broker Assets are referred to as the “Assets”).

3. Exclusive Agency. The Owner hereby grants to the Broker the sole and exclusive right to sell the Broker Assets and to resell the Sold Assets for a period of 180 days from the date of this Agreement. This Agreement may be extended following the end of such period upon the mutual agreement of the parties. The parties agree to confer in good faith prior to the end of such period (without being bound), to discuss the extension of this Agreement as to the sale of any remaining unsold Broker Assets.

4. Terms of Sale. Broker shall use its reasonable best efforts to sell the Broker Assets at the best price and to resell the Sold Assets at the best price. During the exclusive period, the Broker will be the sole sales agent and will be responsible to use his reasonable best efforts to sell the Broker Assets and to resell the Sold Assets  at a price within his discretion, subject to the next to last sentence of this paragraph 4 at to the Broker Assets.   The Broker will make the final decision as to the purchaser of the said Sold Assets and Broker Assets, which is to be in the best interest of both parties value. The Broker shall not, however, sell any Broker Asset at a price below the minimum price for such Broker Asset reflected on Exhibit A, unless it is agreed upon, in writing by both parties.  The minimum amount will be the Auction Price as listed on the Exhibit A.

Exhibit A is attached and is an integral part of this contract.  The final list will be signed at the same time as the Contract is signed, both parties shall sign the Exhibit A (all pages) and this will become the Asset list with minimum pricing.

5. Assets. Owner warrants that it has good and marketable title to each of the Assets listed on Exhibit A, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances. The Assets, to Owner’s knowledge, are in good operating condition and repair, reasonable wear and tear excepted.  Vehicle titles will be sent to Broker so vehicles can be sold promptly. Any other warranty is expressly disclaimed.

6. Access to Equipment. Owner shall afford Broker reasonable access to the Assets so that Broker may pick up the Sold and Broker Assets and sell Broker Assets and deliver Broker Assets to the buyers. As between Owner and Broker, all costs of such removal and delivery shall be borne by Broker. Notwithstanding anything to the contrary herein, Owner shall retain ownership of any Broker Asset until such Broker Asset is sold pursuant to the terms hereof. Broker shall maintain any Broker and Sold  Assets removed from Owner’s premises in a safe facility and take use due care to safeguard such Broker Assets and Sold Assets, including during their transportation from or to Owner’s premises.

7. Proceeds of Sales/Procedures.  Proceeds of sales of the Broker Assets and of resale of Sold Assets (over the Auction Price on Exhibit A for such Sold Assets) shall be divided equally between Owner and Broker and Broker shall pay Owner Owner’s share of all future sale proceeds within 3 days of Broker receiving payment from a buyer. Any federal tax, if any, on the sale of the Broker Assets and on the sale to Broker of the Sold Assets shall be borne by Owner. Broker’s share of federal taxes on resale of Sold Assets shall be borne by Broker. It is understood that any transportation costs that are separately billed to and reimbursed by a buyer shall not be deemed to be proceeds of sales hereunder (thus, if Broker pays transportation costs and bills those costs separately to a buyer and buyer reimburses Broker, the reimbursed amount is not considered sales proceeds). Proceeds of sales hereunder shall not include sales or transfer taxes paid by a buyer to Broker which Broker or Owner are required to forward to governmental agencies. If Broker is responsible for paying such taxes, Broker shall pay such amounts to the applicable taxing authority. If Owner is responsible for paying such taxes, Broker shall forward such taxes to Owner. Broker will report to Owner all Broker Asset sales and of resale of Sold Assets as they occur and will provide Owner copies of the sale contract and other paperwork from the purchaser. Broker will provide Owner an updated list of Assets every Monday morning, with the sold Assets deleted therefrom, and listing any pending sales and potential identified sales. Broker will provide Owner the quote number on each piece of equipment quoted from the Asset list. The monies payable to Broker under this

Paragraph 7 will be the sole compensation payable to Broker hereunder.   [deleted area handled above]. Broker will be responsible for all advertising and costs associated with the sale or resale of the Assets, including site visits with customers. Broker will be responsible for the load in and load out of the Assets and the transportation of the Assets off Owner’s premises and to sale premises or buyer premises and back to Owner’s premises.  All paperwork in connection with a sale will be filled out by Broker and will be placed in a project file according to the Broker project number as stated on Exhibit A, which may be reviewed by Atlas upon reasonable notice. When an Broker Asset is sold all documentation associated with the file will be returned by Broker to Owner prior to deletion of the asset from the list of Broker Assets.

8. Term. This Agreement shall continue until 180 days from the date hereof, provided that the agreement to attempt to resell Sold Assets shall continue with respect to each such Sold Asset until such Asset is resold by Broker or such resale is unfeasible by reasons outside the control of Broker. If this Agreement is not extended as provided in Paragraph 3 above, at such time Broker shall return any of the Broker Assets held by Broker to Owner’s facility at Dragon Mine, Eureka, Utah at Broker’s cost.

9. No Employment Contract. Nothing contained herein shall be construed to constitute Broker as a partner, employee, or agent of the Owner.

10. Notices. All Notices under this Agreement shall be in writing and delivered personally or mailed by certified mail return receipt requested.

11.2. Communication  All communication between Broker and Owner which changes price or terms of this contract shall be confirmed by fax, email or other means of communication that can be documented and placed in a general correspondence or item file.

12. No Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

13. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

14. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Washington.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns, provided Broker may not assign this Agreement without Owner’s consent.

ATLAS MINING COMPANY

By: /s/ Andre Zeitoun
Its: Chief Executive Officer

AAMCOR LLC
By:
Its